Exhibit 10.25

February 5, 2014

Mr. Scott T. Goodrich

Dear Scott,

I am very pleased that you will be joining us as President, Cellular Specialties, Inc., a subsidiary of Westell, Inc. (the “Company”). Please note that this offer and all terms and conditions noted in this letter are contingent upon the Closing of the transactions contemplated in the Stock Purchase Agreement among Westell, Inc., Cellular Specialties, Inc., and the Shareholders of Cellular Specialties, Inc. (the “Agreement”).

Your start date will be the Closing Date under the Agreement. Your salary for this position will be $250,000 per year ($9,615.38 per pay period). Beginning in April 2014, or upon your hire date, whichever is later, you will be eligible for a Bonus Plan annual target of $125,000, in accordance with the appropriate FY2015 Westell Technologies, Inc. Bonus Plan, Cellular Specialties, Inc. (“Bonus Plan”). The terms of the Bonus Plan will focus on the business plan for Cellular Specialties, Inc. and will be finalized by the Company prior to the Closing Date. Any payouts for Bonus Plan will be pro-rated based upon your hire date within Westell’s fiscal year, which will commence on April 1, 2014 and ends March 31, 2015.

In addition to the compensation noted above, on your date of hire you will be awarded a grant of Restricted Stock Units for the equivalent of 150,000 shares of the stock of Westell Technologies, Inc. The Restricted Stock Units will be governed by the Westell Technologies, Inc. 2004 Stock Incentive Plan, and will vest at 25% each year upon the anniversary of their grant. A condition of vesting of each award is that you remain employed at the Company on the applicable vesting date.

This offer substitutes for and replaces all prior employment agreements between you and Cellular Specialties, Inc. Upon the effectiveness of this offer, any prior agreements will be terminated and have no continuing force or effect.

This offer is contingent upon the successful completion of a pre-employment drug screening and a criminal background check, and upon your execution of the Confidential Information, Invention Assignment, and Non-Solicitation Agreement for Employee

enclosed herewith. This offer of employment is not a contract for employment for any set period of time.

Please sign and date this letter, and return it to me, as acceptance of this offer. We also ask that you promptly complete the enclosed paperwork, including the Confidential Information, Invention Assignment, and Non-Solicitation Agreement for Employee. Please send the completed documents promptly to the attention of Sharon Hintz (shintz@westell.com or fax to 630-375-4940) as soon as possible.

Sincerely,                        Accepted:

/s/ Richard S. Gilbert            /s/ Scott T. Goodrich            2/11/14
Richard S. Gilbert
Chief Executive Officer        _____________________         _______
Scott T. Goodrich         (date)